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                                                                   EXHIBIT 10.96


                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of October 31, 2001, by and among CoreExpress, Inc., a Delaware corporation ("CoreExpress"), and Williams Communications, LLC, a Delaware limited liability company ("Purchaser").

                                    RECITALS:

                  WHEREAS, CoreExpress engages in the business of broadband and Internet Protocol services (the "Business");

                  WHEREAS, CoreExpress is indebted to various vendors and other creditors (which vendors and other creditors are hereinafter called the "Creditors") and, in connection therewith, has granted security interests to certain of such Creditors (the "Secured Creditors") in essentially all assets and properties of CoreExpress (collectively, the "Collateral");

                  WHEREAS, CoreExpress, Purchaser and the Secured Creditors are in the process of negotiating a private foreclosure sale of the Collateral by the Secured Creditors to Purchaser (the "Foreclosure Sale"), to which CoreExpress intends to consent;

                  WHEREAS, CoreExpress and Purchaser desire to execute this Agreement to facilitate the Foreclosure Sale, and the Senior Secured Creditors have consented to CoreExpress' execution of this Agreement; and

                  WHEREAS, certain capitalized terms used herein have the meanings assigned to them in Article VIII hereof.

                                   AGREEMENT:

                  In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.
                           PURCHASE AND SALE OF ASSETS

         Section 1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, CoreExpress will use its best efforts to cause to be sold, conveyed, transferred and assigned to Purchaser pursuant to the Foreclosure Sale, and Purchaser will purchase from the Secured Creditors pursuant to the Foreclosure Sale, all of the right, title and interest of CoreExpress in and to the properties and assets used or held for use in CoreExpress' operation of the Business, other than the Excluded Assets, including, without limitation, all of CoreExpress' right, title and interest in and to the following (the "Assets"):

                           (i) all machinery, equipment and other tangible
personal property used or held for use by CoreExpress in the operation of the Business and identified in Schedule 1.1(i) (the "Equipment"); ---------

                           (ii) to the extent assignable under the Bankruptcy
Code, if applicable, or required third party consents to assignment are obtained, all contracts, agreements, subcontracts and leases entered into by CoreExpress in connection with the operation of the Business ("Contracts");


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                           (iii) all patents, trademarks, service marks, trade
names, copyrights, know how, technology and inventions and any registrations or applications for registration of any of the foregoing owned by CoreExpress and relating to the Business (the "Intellectual Property");

                           (iv) all items of inventory, including raw materials,
work in process, finished goods, supplies and spare parts held by CoreExpress in connection with the operation of the Business; and

                           (v) all books, records, files and papers of
CoreExpress relating to the Business and the other Assets.

         Section 1.2 Assumption of Liabilities. Purchaser is not assuming, accepting or undertaking any debt, obligation, duty or liability of CoreExpress of any kind whatsoever, accrued, contingent or otherwise, whether arising out of the operation, use or ownership of the Assets or the Business, except that Purchaser shall assume, and satisfy or perform when due, the liabilities of CoreExpress set forth on Schedule 4.8 as identified by Purchaser in accordance with Section 4.8, and Purchaser shall assume any obligations and liabilities arising under the assigned Contracts after the Closing Date (the "Assumed Liabilities").

         Section 1.3 Excluded Assets.

                  The parties expressly acknowledge and agree that the following assets and properties (the "Excluded Assets") shall be excluded from the Assets being purchased by Purchaser pursuant to this Agreement:

                           (i) all rights of CoreExpress under this Agreement;

                           (ii) all cash and cash equivalents of CoreExpress;

                           (iii) all of the CoreExpress' rights in and to any
Tax assets (including all refunds, credits or claims for refunds or credits relating to the payment of Taxes attributable to any period ending on or before the Closing Date or any period beginning before the Closing Date and ending after the Closing Date, but only with respect to that period up to and including the Closing Date);

                           (iv) any records (including accounting records)
related to Taxes paid or payable by CoreExpress and all financial and Tax records relating to the Business that form part of CoreExpress' general ledger;

                           (v) any causes of action arising under Chapter 5 of
the Bankruptcy Code;

                           (vi) any of the Optional Assets not purchased by
Purchaser on the Closing;

                           (vii) all rights of CoreExpress in and to the secular
trust established pursuant to the Trust Agreement dated June 29, 2001 between CoreExpress and Commerce Bank, N.A.;

                           (viii) all rights of CoreExpress under any insurance
policies, including director and officer insurance policies;

                           (ix) all rights of CoreExpress in and to the retainer
accounts on deposit with any of CoreExpress' attorneys, accountants, consultants, or other outside professional advisors; and



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                           (x) the other rights and assets of CoreExpress set
forth on Schedule 1.3.

         Section 1.4 Purchase Price and Terms. Upon the terms and subject to the conditions contained herein and in the Private Foreclosure Agreement, as consideration for the Assets, Purchaser will pay to the Senior Secured Creditors, by wire transfer of immediately available funds to an account or the accounts designated by the Secured Creditors in writing, Nineteen Million Five Hundred Thousand Dollars ($19,500,000) (the "Purchase Price"). The Purchase Price shall be reduced dollar for dollar by the amount of the proceeds of any sales of Assets that were owned by CoreExpress on October 2, 2001, but were subsequently sold. Purchaser's election to not purchase any or all of the Optional Assets shall not reduce the Purchase Price.

         Section 1.5 Closing.

                  (a) The consummation of the transactions contemplated herein and in the Private Foreclosure Agreement (the "Closing") shall take place at 10:00 a.m., local time, on the second (2nd) Business Day following the satisfaction of the conditions to the obligations of the parties set forth in
Article V hereof and in the Private Foreclosure Agreement, at the offices of Jenkens & Gilchrist, 1445 Ross Avenue, Suite 3200, Dallas, Texas or at such other time or place as CoreExpress, the Senior Secured Creditors and Purchaser may agree in writing (the day on which the Closing takes place being referred to herein as the "Closing Date").

                  (b) At the Closing, CoreExpress and/or the Secured Creditors, as applicable, shall execute and deliver, or cause to be executed and delivered, to Purchaser:

                           (i) the Private Foreclosure Agreement; and

                           (ii) the other documents required to be delivered by
CoreExpress pursuant to Article V hereof.

                  (c) At the Closing, Purchaser shall cause to be paid to Nortel Networks, as agent for the Secured Creditors, in the manner provided in Section
1.4 hereof, the Purchase Price, and Purchaser shall execute and deliver to CoreExpress and/or the Secured Creditors, as applicable:

                           (i) the Private Foreclosure Agreement;

                           (ii) an instrument of assumption evidencing
Purchaser's assumption of the Assumed Liabilities; and

                           (iii) the other documents required to be delivered by
Purchaser pursuant to Article V hereof.

                                  ARTICLE II.
                  REPRESENTATIONS AND WARRANTIES OF COREEXPRESS

                  CoreExpress hereby represents and warrants to Purchaser that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made at such time (except to the extent such representations and warranties speak expressly as of an earlier date), except as set forth in the disclosure schedule delivered by CoreExpress to Purchaser and attached hereto (the "Disclosure Schedule"):



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         Section 2.1 Corporate Organization and Authority of CoreExpress.
CoreExpress has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. CoreExpress has the corporate power and authority to own or lease its properties and to conduct the Business as it is now being conducted and CoreExpress has the corporate power and authority to enter into this Agreement and, in the event the Sale Procedure Order and the Approval Order are entered by the Bankruptcy Court, to perform its obligations hereunder. CoreExpress is duly licensed or qualified and in good standing as a foreign corporation or other foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have a Material Adverse Effect or materially adversely affect or restrict the ability of CoreExpress to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by CoreExpress and, in the event the Sale Procedure Order and the Approval Order are entered by the Bankruptcy Court, the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of CoreExpress, and no other corporate or other necessary proceeding on the part of CoreExpress is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CoreExpress and constitutes a legally valid and binding obligation of CoreExpress, enforceable against CoreExpress in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity. The enforceability of this Agreement is also subject to
(i) for purposes of this representation and warranty being made as of the Closing Date, the discretion of the Bankruptcy Court for so long as the Bankruptcy Court retains jurisdiction over the Chapter 11 Cases, if applicable and (ii) for purposes of this representation and warranty being made as of the date hereof (but not for purposes of this representation and warranty being made as of the Closing Date), the commencement of the Chapter 11 Cases and entry of the Approval Order, if applicable.

         Section 2.2 No Conflict. Except as set forth in Schedule 2.2 of the Disclosure Schedule, the execution and delivery of this Agreement by CoreExpress and, in the event the Chapter 11 Cases are commenced and the Approval Order is entered by the Bankruptcy Court, the consummation of the transactions contemplated hereby do not and will not violate any provision of, or result in the breach of (except as a result of the Chapter 11 Cases) any applicable law, rule or regulation of any Governmental Authority, the Certificate of Incorporation, Bylaws or other organizational documents of CoreExpress, or of any order, judgment or decree applicable to any of them, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of CoreExpress, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of any of the foregoing would not have a Material Adverse Effect or materially adversely affect or restrict the ability of CoreExpress to consummate the transactions contemplated by this Agreement.

         Section 2.3 Subsidiaries. CoreExpress has no Subsidiaries.

         Section 2.4 Assets. The Assets include all material assets currently in use in the conduct of the Business, as presently conducted. Except as set forth on Schedule 2.4, CoreExpress has good and marketable title to all of the Assets free and clear of any and all Liens other than Permitted Liens.

         Section 2.5 Contracts; No Defaults.

                  (a) Subject to restrictions on the disclosure of confidential information, Schedule 2.5 of the Disclosure Schedule contains a list of all Contracts described in clauses (i) through (iv) below to which CoreExpress is a party, other than any such Contract (x) which will be terminated at or prior to the



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Closing or (y) as to which Purchaser will not have any liability following the
Closing, to the extent that such Contracts relate to the operation of the Business. True, correct and complete copies of Contracts referred to in clauses
(i)-(iv) below have been made available to Purchaser or its agents or representatives.

                           (i) Each Contract providing for the performance of
services or the delivery of goods and/or materials by CoreExpress entered into outside the ordinary course of business of CoreExpress and which provides for consideration to be furnished to or by CoreExpress of value in excess of $100,000 in any one year;

                           (ii) Each note, debenture, other evidence of
indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed, including any agreement or commitment for future loans, credit or financing;

                           (iii) Each lease, rental or occupancy agreement
involving aggregate payments in excess of $100,000 in any one year; and

                           (iv) Each material licensing agreement or other
Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of Intellectual Property, other than customary employee, vendor and other non-disclosure agreements.

                  (b) Except as set forth on Schedule 2.5 of the Disclosure Schedule and other than in connection with the Chapter 11 Cases, (i) the Contracts listed pursuant to Section 2.5(a) hereof are in full force and effect,
(ii) such Contracts are enforceable against CoreExpress and, to the knowledge of CoreExpress, the other parties thereto, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject to general principles of equity and (iii) no condition exists or event has occurred which, with notice or lapse of time or both, would constitute a default by CoreExpress under the Contracts listed pursuant to paragraph (a) of this Section 2.5, or, to the knowledge of CoreExpress, any other party thereto, except where the occurrence of such event or existence of any such condition would not have a Material Adverse Effect.

         Section 2.6 Intellectual Property. Schedule 2.6(A) lists each material patent, registered trademark, service mark and trade name or registered copyright and applications for any of the foregoing, held by CoreExpress and used in the operation of the Business, other than those that constitute Excluded Assets. The Contracts listed on Schedule 2.6(A) of the Disclosure Schedule include all license or sublicense agreements entered into by CoreExpress in connection with the conduct of the Business with respect to any patent, trademark, service mark, logo, trade name or copyright (other than those that constitute Excluded Assets) to which CoreExpress is a party and which is material to the operation of the Business, as presently being conducted. Except as set forth on Schedule 2.6(A) of the Disclosure Schedule, to the knowledge of CoreExpress, (i) CoreExpress owns or has the right to use pursuant to license, sublicense, agreement or permission, each item of Intellectual Property used in the operation of the Business as currently conducted, except where the failure to hold such title or have such rights would not have a Material Adverse Effect, and (ii) there is no claim of infringement pending or threatened against CoreExpress relating to any material item of Intellectual Property used in the operation of the Business, as presently conducted. To the knowledge of CoreExpress, Schedule 2.6(B) lists substantially all of the software used by CoreExpress in connection with the conduct of the Business, as presently conducted.



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         Section 2.7 Real Property. Schedule 2.7 lists the address of all real property now used or occupied by CoreExpress and related to the Business and the name of the record owner thereof. Except as set forth on Schedule 2.7, CoreExpress has good and valid title to the leasehold estate under each leasehold estate under each lease for which CoreExpress is a tenant free and clear of all Liens other than Permitted Liens and enjoys peaceful and undisturbed possession under each such lease.

         Section 2.8 Litigation and Proceedings. Except as set forth on Schedule
2.8 of the Disclosure Schedule, the Chapter 11 Cases, and proceedings giving rise solely to liabilities constituting Excluded Liabilities, there are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or to the knowledge of CoreExpress, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of CoreExpress, threatened, against CoreExpress, other than any such proceeding which would not have a Material Adverse Effect. Except as set forth on Schedule
2.8 of the Disclosure Schedule, there is no unsatisfied judgment, order or decree requiring payment of monetary damage or any open injunction binding upon CoreExpress that would have a Material Adverse Effect.

         Section 2.9 Legal Compliance. Except with respect to matters set forth on Schedule 2.9 of the Disclosure Schedule, and except with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 2.10), to the knowledge of CoreExpress, CoreExpress is in compliance with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof) applicable to the Business ("Applicable Law"), except where such instances of noncompliance would not have a Material Adverse Effect.

         Section 2.10 Environmental Matters. Except as set forth on Schedule
2.10 of the Disclosure Schedule, to the knowledge of CoreExpress, (i) CoreExpress is in compliance with all applicable Environmental Laws and (ii) CoreExpress has no liability under any such Environmental Laws, except, in each case, where any such liability would not have a Material Adverse Effect. Except as set forth on Schedule 2.10 of the Disclosure Schedule, to the knowledge of CoreExpress, (i) CoreExpress has not received any written notices of any violation or alleged violation of applicable Environmental Laws relating to the operations or properties of CoreExpress and (ii) there are no writs, injunctions decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings or investigations pending or threatened against CoreExpress relating to compliance with applicable Environmental Laws.

         Section 2.11 Taxes.

                  (a) CoreExpress has timely filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. CoreExpress has timely paid all material Taxes due and payable. No material claims are being asserted in writing with respect to any such Taxes.

                  (b) The Assets are not subject to any material Tax Liens.

                  (c) None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the transferred Assets is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the transferred Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

                  (d) The representations and warranties set forth in this
Section 2.11 are not applicable to the extent that Buyer cannot be made liable for Taxes relating to matters constituting breach of such representations and warranties.



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         Section 2.12 Governmental Authorities; Consents. Other than in connection with the Chapter 11 Cases, the consents required of lienholders disclosed on Schedule 2.4, and other than as disclosed in Schedule 2.12 of the Disclosure Schedule, and assuming the truth and completeness of the representations and warranties of Purchaser contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of CoreExpress with respect to CoreExpress' execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except that no representation or warranty is made with respect to any third party consents required for CoreExpress' assignment of any Contract other than the Contracts set forth on Schedule 2.5.

         Section 2.13 No Brokers, Finders, etc. CoreExpress has not paid and will not be obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement.

         Section 2.14 Condition of Assets.

                  Except as set forth in this Agreement, CoreExpress makes no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Assets (including, without limitation, the physical condition of any personal property comprising a part of the Assets, the title of the Assets (or any portion thereof), the merchantability or fitness of the Assets (or any portion thereof) for any particular purpose, or any other matter or thing relating to the Assets (or any portion thereof). Without in any way limiting the foregoing, CoreExpress hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Assets. The Assets will be sold hereunder "AS IS," "WHERE IS," and "WITH ALL FAULTS."

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser hereby represents and warrants to CoreExpress that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date as though made at such time (except to the extent such representations and warranties speak expressly as of an earlier date):

         Section 3.1 Organization and Authority of Purchaser. Purchaser has been duly formed and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and has the power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved and no other limited liability company proceeding on the part of Purchaser is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legally valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity.

         Section 3.2 No Conflict. The execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby does not and will not violate any provision of, or result in the breach of any applicable law, rule or regulation of any Governmental Authority, the charter documents of Purchaser or any agreement, indenture or other instrument to which Purchaser is a party or



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by which Purchaser may be bound, or of any order, judgment or decree applicable to Purchaser, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien, charge or encumbrance upon any of the properties or assets of Purchaser or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, acceleration, termination or creation of a Lien, except to the extent that the occurrence of the foregoing would not materially adversely effect the ability of Purchaser to enter into and perform its obligations under this Agreement.

         Section 3.3 Litigation and Proceedings. There are no lawsuits, actions, suits, claims or other proceedings at law or in equity, or, to the knowledge of Purchaser, investigations, before or by any court or Governmental Authority or before any arbitrator pending or, to the knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates which, if determined adversely, would materially adversely effect the ability of Purchaser to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or any open injunction binding upon Purchaser or any of its Affiliates which would materially adversely effect the ability of Purchaser to enter into and perform its obligations under this Agreement.

         Section 3.4 Governmental Authorities: Consents. Other than in connection with the Chapter 11 Cases, the entry of the Sale Procedure Order, the entry of the Approval Order, and as otherwise disclosed in Schedule 3.4, and assuming the truth and completeness of the representations and warranties of CoreExpress contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other third party is required on the part of Purchaser with respect to Purchaser's execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

         Section 3.5 Financial Ability. Purchaser has the financial resources necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price at Closing.

         Section 3.6 No Brokers, Finders, etc. Purchaser has not paid and will not become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement.

         Section 3.7 Purchaser Acknowledgment. PURCHASER ACKNOWLEDGES THAT COREEXPRESS MAKES NO REPRESENTATIONS OR WARRANTIES CONCERNING COREEXPRESS, ITS RESPECTIVE ASSETS (INCLUDING, WITHOUT LIMITATION, INTELLECTUAL PROPERTY) OR THE BUSINESS, OTHER THAN AS EXPRESSLY SET FORTH IN ARTICLE II HEREOF AND THAT COREEXPRESS EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

                                  ARTICLE IV.
                                    COVENANTS

         Section 4.1 Conduct of Business. From the date hereof through the Closing, CoreExpress shall, except as may be contemplated by this Agreement or as consented to by Purchaser in writing (which consent shall not be unreasonably withheld or delayed) and except to the extent inconsistent with the Bankruptcy Code or prohibited by the Bankruptcy Court, if applicable, operate its business in the ordinary course and substantially in accordance with past practices, and use its reasonable efforts not to take any action inconsistent with this Agreement. Without limiting the generality of the foregoing, unless



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consented to by Purchaser in writing (which consent shall not be unreasonably withheld or delayed) and except to the extent ordered by the Bankruptcy Court, if applicable, CoreExpress shall not:

                  (a) enter into, extend, materially modify, terminate or renew any Contract of a type required to be listed on Schedule 2.5 of the Disclosure Schedule, except in the ordinary course of business;

                  (b) sell, assign, transfer, convey, lease or otherwise dispose of any material Assets except in the ordinary course of business;

                  (c) except as otherwise required by law or consistent with past practices, take any action with respect to the grant of any severance or termination pay (except pursuant to policies or agreements of CoreExpress in effect on the date hereof) which will become due and payable from Purchaser on or after the Closing Date; make any change in the key management structure CoreExpress, including, without limitation, the hiring of additional officers or the terminations of existing officers, other than in the ordinary course of business;

                  (d) waive or relinquish any material right or claim, other than in the ordinary course of business consistent with past practices; or

                  (e) file any voluntary case under Chapter 11 of the Bankruptcy Code.

         Section 4.2 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to CoreExpress by third-parties that may be in possession of CoreExpress from time to time, CoreExpress shall afford to Purchaser and its accountants, counsel and other representatives reasonable access, during normal business hours, to the properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of CoreExpress, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of CoreExpress as they may reasonably request.

         Section 4.3 Reasonable Best Efforts.

                  On the terms and subject to the conditions of this Agreement and subject to the provisions of the Private Foreclosure Agreement, each of parties hereto shall use, and shall cause its Affiliates to use, its best efforts to cause the Closing to occur, including taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its Affiliates with respect to the Closing. Each of the parties hereto shall not, and shall not permit any of their respective Affiliates to, take any actions that would, or that could reasonably be expected to, result in any of the conditions set forth in Article V not being satisfied.

         Section 4.4 Support of Transaction. Without limiting the provisions of
Section 4.3, Purchaser and CoreExpress shall each (i) use its reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (ii) use its reasonable best efforts to obtain all material consents and approvals of third parties that any of Purchaser, CoreExpress, or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby,
(iii) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article V or otherwise to comply with this Agreement and (iv) provide the other parties, and such other party's employees, officers, accountants, lawyers, financial advisors and other




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representatives with access to its personnel, properties, business and records under all reasonable circumstances.

         Section 4.5 Tax Matters.

                  (a) Purchaser shall timely pay, and shall indemnify and hold harmless CoreExpress from, all transfer, conveyance or similar Taxes imposed as a result of the transactions contemplated by this Agreement. CoreExpress and Purchaser shall cooperate in timely making all filings, returns, reports and forms as may be required in connection with Purchaser's payment of such Taxes. CoreExpress and Purchaser, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such Taxes.

                  (b) CoreExpress shall furnish to Purchaser an affidavit, on or prior to the Closing Date, stating, under penalty of perjury, that the indicated number is CoreExpress' United States taxpayer identification number and that CoreExpress is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

                  (c) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between CoreExpress and Purchaser based on the number of days of such taxable period which fall on or before the Closing Date (a "Pre-Closing Tax Period") and the number of days of such taxable period after the Closing Date (a "Post-Closing Tax Period"). CoreExpress shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period.

         Section 4.6 Employee Matters.

                  (a) CoreExpress shall retain full responsibility for and shall be solely liable for the payment of all benefits accrued or payable to its employees under any employee benefit, fringe benefit, deferred compensation, incentive or bonus plan maintained by or on behalf of CoreExpress. Purchaser shall not assume and shall not have any liability or obligation, contingent or otherwise, with respect to any such employee benefit or related plan. CoreExpress shall bear the entire cost and expense of all workers' compensation claims made by the employees of the Business based on employment prior to the Closing Date. In the event Purchaser offers employment or hires any employees or former employees of CoreExpress, Purchaser shall have no obligation to continue in effect the same type or level of salary or benefits currently in effect covering such employees of CoreExpress.

                  (b) Purchaser acknowledges that upon consummation of the transactions contemplated by this Agreement, CoreExpress will terminate the employment of substantially all of its employees and will be in the process of liquidation. As such CoreExpress may continue to maintain a group health plan for a limited period of time following the Closing Date for the benefit of a small number of employees. If and to the extent Purchaser is obligated by COBRA to do so, Purchaser agrees and shall be responsible for providing continuation coverage as required by COBRA, under a group health plan maintained by Purchaser, to those employees of CoreExpress and any other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with CoreExpress or otherwise) prior to or in connection with the transactions contemplated by this Agreement, including any employees of CoreExpress who remain employed following the Closing Date and who lose coverage upon termination of the CoreExpress' group health plan (the "Continuees"). Purchaser shall indemnify and hold CoreExpress harmless from any and all damages, liabilities, claims or expenses incurred by the CoreExpress as a result of the failure of Purchaser to comply with any of the requirements of COBRA, including applicable notice requirements.

                  (c) No provision of this Section 4.6 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the CoreExpress or of any of its subsidiaries in respect of continued employment (or resumed employment) with the Purchaser any of its Affiliates and no provision of this Section 4.6 shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any of CoreExpress' employee benefit plans which may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates.

         Section 4.7 Optional Assets. Within 10 days following the date hereof, Purchaser shall identify certain assets ("Optional Assets") of CoreExpress that Purchaser may or may not elect to purchase as part of the purchase of Assets at the Closing. At least 3 Business Days prior to the Closing. Purchaser shall provide to CoreExpress a list of the Optional Assets that it shall not purchase at the Closing, provided, however, that Purchaser shall continue to have the right to reject any Optional Assets that take the form of an agreement, contract or license and for which CoreExpress is not able to provide documentation prior to Closing, and such right shall continue for a period of five Business Days after such documentation is delivered to Purchaser. The election to purchase or not purchase any of the Optional Assets shall be solely at the direction of Purchaser.

         Section 4.8 Identification of Assumed Liabilities. Within 10 days following the date hereof, Purchaser shall identify certain liabilities of CoreExpress that Purchaser shall assume as part of the transaction contemplated hereby. Such liabilities will be set forth on Schedule 4.8 to be incorporated herein by reference. The election by Purchaser to assume or not assume any liabilities of CoreExpress shall be solely at the direction of Purchaser.

         Section 4.9 Bankruptcy Court Approval.

                  (a) In the event CoreExpress becomes a debtor in a Chapter 11 Case, then on or before four (4) Business Days after the commencement of the Chapter 11 Cases, CoreExpress shall file a motion or motions with the Bankruptcy Court seeking entry of (i) the Approval Order approving, inter alia, the sale of the Assets to Purchaser pursuant to Sections 363 and 365 of the Bankruptcy Code, and (ii) an order substantially in the form attached hereto as Annex B (the "Sale Procedure Order"), inter alia, (a) approving the Termination Amount and providing that, in the event the obligation of CoreExpress to pay Purchaser the Termination Amount arises, such obligation shall constitute an administrative expense under Sections 503(b) and 507(a)(1) of the Bankruptcy Code and shall be payable in accordance with the provisions of Section 6.1 hereto without further order of the Bankruptcy Court, (b) establishing procedures and deadlines for the submission and consideration of competing offers, including, without limitation, that (1) a competing offer to purchase or dispose of the Assets (a "Competing Offer") must be in substantially the same form as this Agreement, (2) a Competing Offer shall not be considered to be a higher and better offer unless, at a minimum, such offer provides for aggregate consideration in cash of at least $21,000,000 (with respect to the initial round of bidding) and of at least $100,000 in excess of the aggregate consideration contained in such bidder's prior Competing Offer (with respect to each subsequent round of bidding, if any), and (3) Purchaser shall be entitled at its option to make a revised offer following such Competing Offer, and (c) scheduling a hearing to consider entry of the Approval Order and providing that notice of such hearing be given to all of CoreExpress' creditors and interest holders of record and published in the Wall Street Journal (National Edition) and is otherwise in accordance with Bankruptcy Rule 2002. Purchaser and CoreExpress agree to make promptly any filings, to take all actions and to use their reasonable best efforts to obtain entry of the Sale Procedure Order, entry of the Approval Order and any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

                  (b) Prior to entry of the Approval Order, CoreExpress and Purchaser shall accurately inform the Bankruptcy Court of all material facts of which they are aware relating to this Agreement and the transactions contemplated hereby.

                  (c) If the Approval Order, Sale Procedure Order or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), CoreExpress agrees to take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and Purchaser agrees to cooperate in such efforts, and each party hereto agrees to use its reasonable best efforts to obtain an expedited resolution of such appeal; provided, however, that nothing herein shall preclude the parties hereto from consummating the transactions contemplated herein if the Approval Order shall have been entered and has not been stayed.

                  (d) Prior to Closing, the sale of the Assets to Purchaser pursuant to this Agreement and the other transactions contemplated by this Agreement shall have been approved by order of the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, pursuant to the Approval Order in substantially the form attached hereto as Annex C. Purchaser and CoreExpress agree to use their reasonable best efforts to cause the Bankruptcy Court to enter an Approval Order.

                                   ARTICLE V.
                            CONDITIONS TO OBLIGATIONS

         Section 5.1 Conditions to Obligations of Purchaser and CoreExpress. The obligations of Purchaser and CoreExpress to consummate, or cause to be consummated, the transactions contemplated hereby are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by such parties:

                  (a) All necessary permits, approvals, clearances, and consents of, and all filings with, Governmental Authorities required to be procured by Purchaser or CoreExpress in connection with the transactions contemplated by this Agreement shall have been procured, except as would not have a Material Adverse Effect.

                  (b) There shall not be in force any order or decree, statute, rule or regulation nor shall there be on file any complaint by a Governmental Authority seeking an order or decree, restraining, enjoining or prohibiting the consummation of the transactions contemplated hereby; provided that, the foregoing condition shall not relieve Purchaser of its obligations under Section
4.3 hereof.

                  (c) The Private Foreclosure Agreement shall have been executed by the parties thereto and the conditions to consummate the Foreclosure Sale set forth therein shall have been satisfied.

         Section 5.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by
Purchaser:

                  (a) Each of the representations and warranties of CoreExpress contained in this Agreement shall be true and correct both on the date hereof and as of the Closing, as if made anew at and as of that time, except as would not have a Material Adverse Effect, and each of the covenants and agreements of CoreExpress to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or permitted by this Agreement and there shall not have been any events resulting in a Material Adverse Effect.

                  (b) CoreExpress shall have delivered to Purchaser a certificate signed by an officer of CoreExpress, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 5.1, as they relate to CoreExpress, and subsection 5.2(a) have been fulfilled.

                  (c) Any consent required for the consummation of the transactions contemplated hereby under any Contract listed on Schedule 2.5 of the Disclosure Schedule shall have been obtained, except as provided in Section 5.1(b) or where the failure to obtain such consent would not have a Material Adverse Effect.

         Section 5.3 Conditions to the Obligations of CoreExpress. The obligation of CoreExpress to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by CoreExpress:

                  (a) Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct both on the date hereof and as of the Closing, as if made anew at and as of that time, except as would not have a material adverse effect on Purchaser, and each of the covenants and agreements of Purchaser to be performed as of or prior to the Closing shall have been duly performed in all material respects, except in each case for changes after the date hereof which are contemplated or expressly permitted by this Agreement.

                  (b) Purchaser shall have delivered to CoreExpress a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that, to the best of the knowledge and belief of such officer, the conditions specified in Section 5.1, as they relate to Purchaser, and subsection 5.3(a) have been fulfilled.

                  (c) In the event the Chapter 11 Cases have been filed, then the Approval Order shall have been entered.

                                  ARTICLE VI.
                                   TERMINATION

         Section 6.1 Termination Payment. In the event this Agreement is terminated pursuant to Section 6.2(b)(i) of this Agreement or in the event the Secured Creditors sell substantially all of the Assets to a Person (or group of Persons) other than the Purchaser for a price greater than the Purchase Price (provided that Purchaser is not then in material breach of any of the provisions of this Agreement or has not previously terminated this Agreement), CoreExpress shall be obligated to pay to Purchaser, in cash, the sum of $600,000 plus an amount (not to exceed $200,000) on account of the Purchaser Expenses (such sum being the "Section 6.2(b)(i) Termination Amount"), which amount shall be payable on the consummation of the sale (whether in one transaction or a series of transactions) of either CoreExpress or all or substantially all of the assets of CoreExpress relating to the Business or substantially all of the Assets to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser. In the event this Agreement is terminated pursuant to Section 6.2(c)(i) or
Section 6.2(c)(ii) of this Agreement, then

CoreExpress shall be obligated to pay Purchaser, immediately upon such termination of this Agreement, an amount (not to exceed $200,000) on account of the Purchaser Expenses (the "Alternative Termination Amount" and together with the Section 6.2(b)(i) Termination Amount, the "Termination Amount").

         Section 6.2 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

                  (a) by mutual consent of each of CoreExpress and Purchaser;

                  (b) by either of CoreExpress or Purchaser (provided that such party is not then in material breach of any provisions of this Agreement):

                           (i) if the Bankruptcy Court approves a sale, transfer
or other disposition of CoreExpress or all or substantially all of the assets of CoreExpress relating to the Business or substantially all of the Assets to a Person (or group of Persons) other than Purchaser or an Affiliate of Purchaser;

                           (ii) if a Governmental Authority shall have issued an
order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; or

                           (iii) if the Closing shall not have occurred on or
before the Outside Closing Date;

                  (c) by Purchaser (provided that Purchaser is not then in material breach of any provision of this Agreement):

                           (i) if the Sale Procedure Order has not been entered
by the Bankruptcy Court within fifteen (15) days of the filing of the bankruptcy petition by CoreExpress and, as of the time of such termination of this Agreement, the Sale Procedure Order has not been entered by the Bankruptcy Court;

                           (ii) if the Approval Order has not been entered by
the Bankruptcy Court within forty-five (45) days of the filing of the bankruptcy petition with respect to CoreExpress and, as of the time of such termination of this Agreement, the Approval Order has not been entered by the Bankruptcy Court; or

                           (iii) if a material default or breach shall be made
with respect to CoreExpress with respect to the due and timely performance of any of its covenants or agreements contained herein, or if CoreExpress' representations or warranties contained in the Agreement shall have become inaccurate and such inaccuracy would have a Material Adverse Effect, if such default, breach or inaccuracy has not been cured or waived within ten (10) days after written notice to CoreExpress specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction; or

                  (d) by CoreExpress (provided that CoreExpress is not then in material breach of any provision of this Agreement) if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants or agreements contained herein, or if its representations or warranties contained in the Agreement shall have become inaccurate and such inaccuracy would have a material adverse effect on Purchaser, if such default, breach or inaccuracy has not been cured or waived within ten (10) days after written notice to Purchaser specifying, in reasonable detail, such claimed default, breach or inaccuracy and demanding its cure or satisfaction.

         Section 6.3 Procedure and Effect of Termination. In the event of termination and abandonment of the transactions contemplated hereby pursuant to
Section 6.2, written notice thereof shall forthwith be given to the other parties to this Agreement and this Agreement shall terminate (subject to the provisions of this Section 6.3) and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein, then no party hereto shall have any liability or further obligation to any other party to this Agreement resulting from such termination except (i) that the provisions of Section 6.1 and this
Section 6.3 shall remain in full force and effect and (ii) no party waives any claim or right against a breaching party for willful breach.

                                  ARTICLE VII.
                               CERTAIN DEFINITIONS

                  As used herein, the following terms shall have the following meanings:

                  "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

                  "Agreement" has the meaning specified in the Preamble hereto.

                  "Alternative Termination Amount" has the meaning specified in
Section 6.1.

                  "Applicable Law" has the meaning specified in Section 2.11

                  "Approval Order" means the order pursuant to Sections 105(a), 363 and 1146(c) of the Bankruptcy Code (i) authorizing CoreExpress' sale of the Assets free and clear of liens, claims and interests and (ii) approving an Asset Purchase Agreement.

                  "Assets" has the meaning specified in Section 1.1

                  "Assumed Liabilities" has the meaning specified in Section
1.2.

                  "Bankruptcy Code" means Chapter 11 of Title 11 of the United States Code, 11 U.S.C. Section 101, et seq.

                  "Bankruptcy Court" means a United States Bankruptcy Court or such other court exercising jurisdiction over CoreExpress' bankruptcy cases.

                  "Business" has the meaning specified in the Recitals hereof.

                  "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in Chicago, Illinois.

                  "Chapter 11 Cases" means any case in which CoreExpress becomes a debtor under Chapter 11 of the Bankruptcy Code, if applicable.

                  "Closing" has the meaning specified in Section 1.5.

                  "Closing Date" has the meaning specified in Section 1.5.

                  "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "Collateral" has the meaning specified in the Recitals hereof.

                  "Contracts" has the meaning specified in Section 1.1.

                  "CoreExpress" has the meaning specified in the Preamble hereto.

                  "Creditors" has the meaning specified in the Recitals hereof.

                  "Disclosure Schedule" has the meaning specified in Article II.

                  "Environmental Laws" means all applicable U.S. federal, state or local laws, statutes, ordinances, rules, regulations and codes pertaining to the protection of human health and/or the environment, as such laws are in effect as of the date of this Agreement (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, and the Federal Water Pollution Control Act).

                  "Equipment" has the meaning specified in Section 1.1.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Excluded Assets" has the meaning specified in Section 1.3.

                  "GAAP" means United States generally accepted accounting principles consistently applied.

                  "Governmental Authority" means any Federal, state, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, court, tribunal, arbitrator or arbitral body.

                  "Income Taxes" means Taxes measured by or based on net income or profits.

                  "Intellectual Property" has the meaning specified in Section 1.1.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

                  "Material Adverse Effect" means any change or effect that is material and adverse to the Assets and Assumed Liabilities, taken as a whole, other than any change or effect arising out of (a) any change or trend in the economy in general or in the economy of the United States or the other markets in which CoreExpress operates, or generally in the industry in which the Business operates, (b) the loss of customers of CoreExpress, or (c) this Agreement or the transactions contemplated hereby.

                  "Optional Assets" has the meaning specified in Section 4.7.

                  "Outside Closing Date" means December 31, 2001 or such other date as CoreExpress and Purchaser shall mutually agree upon in writing.

                  "Permitted Liens" means (i) mechanics', carriers', warehousemens', workmens and other similar Liens arising in the ordinary course of the Business, which do not have a material adverse effect on the Assets, (ii) Liens for current taxes not yet due and payable, and (ii) such other imperfections of title and encumbrances (including easements and rights of way), if any, which do not have a material adverse effect on the Assets.

                  "Person" means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

                  "Post-Closing Tax Period" has the meaning specified in Section 4.5.

                  "Pre-Closing Tax Period" has the meaning specified in Section 4.5.

                  "Private Foreclosure Agreement" shall mean the agreement among CoreExpress, Purchaser and the Secured Creditors governing the Foreclosure Sale in substantially the form attached as Exhibit A hereto, or otherwise in a form agreed to among CoreExpress, Purchaser and the Secured Creditors.

                  "Purchase Price" has the meaning specified in Section 1.4.

                  "Purchaser" has the meaning specified in the Preamble hereto.

                  "Purchaser Expenses" shall mean Purchaser's reasonable out-of-pocket expenses (including but not limited to reasonable accountants' or attorney's fees) incurred in connection with the performance of this Agreement.

                  "Sale Procedure Order" has the meaning specified in Section 4.10.

                  "Section 6.2(b)(i) Termination Amount" has the meaning specified in Section 6.1.

                  "Secured Creditors" has the meaning specified in the Recitals hereof.

                  "Senior Secured Creditors" means Cisco Systems Capital Corporation., Nortel Networks Inc. and UMB Bank & Trust, N.A., formerly State Street Bank and Trust Company of Missouri, N.A., as trustee for certain bondholders, including Morgan Stanley & Co. Inc.

                  "Tax" means any form of taxation imposed by any federal, state, local or foreign or other taxing authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, withholding and other taxes of any kind, including interest, penalties and additions thereto.

                  "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including any amendment made with respect thereto.

                  "Termination Amount" has the meaning specified in Section 6.1.

                                 ARTICLE VIII.
                                  MISCELLANEOUS

         Section 8.1 Waiver. Either party to this Agreement may, at any time prior to the Closing, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner as this Agreement.

         Section 8.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, or (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or
(iii) two (2) days after being sent by a reputable, nationally recognized overnight courier, or (iv) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

                  (a) If to Purchaser, to:

                           Williams Communications, LLC
                           One Technology Center
                           100 South Cincinnati Avenue
                           Tulsa, Oklahoma 74103
                           Attention: James W. Dutton
                           Fax: (918)547-5588

                           with copies to:

                           Williams Communications, LLC
                           One Williams Center
                           Tulsa, Oklahoma 74172
                           Attention: General Counsel
                           Fax: (918)573-3005

                  (b) If to CoreExpress, to:

                           CoreExpress, Inc.
                           12655 Olive Boulevard, Suite 500
                           St. Louis, Missouri
                           Attention: General Counsel
                           Telecopy No.: (314)317-7640

                           with copies to:

                           Latham & Watkins
                           233 South Wacker Drive, Suite 5800
                           Chicago, Illinois 60606
                           Attention: Christopher D. Lueking
                           Telecopy No.: (312)993-9767

or to such other address or addresses as the parties may from time to time designate in writing.

         Section 8.3 Assignment. Neither party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         Section 8.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

         Section 8.5 Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including, without limitation, all fees of its legal counsel, financial advisers and accountants; provided, however, that all taxes on transfers shall be paid by Purchaser, as described in Section 4.5(a). In the event the transactions contemplated hereby are not consummated each party hereto shall pay its own costs and expenses including, without limitation, all fees of its legal counsel, financial advisors and accountants.

         Section 8.6 Governing Law; Jurisdiction.

                  This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without giving effect to its conflicts of law provisions. In the event CoreExpress becomes a debtor in a Chapter 11 Case, then all actions and proceedings arising out of or relating to this Agreement shall be heard and determined by the Bankruptcy Court, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such court in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

         Section 8.7 No Implied Representation; No Survival.

                  (a) Notwithstanding anything contained in Article II or any other provision of this Agreement, it is the explicit intent of each party hereto that CoreExpress is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Without limiting the generality of the foregoing, Purchaser acknowledges that CoreExpress is making no representation or warranty, express or implied, as to any information, data or material provided to Purchaser or its representatives, including any projections, forecasts or models, other than as expressly set forth in this Agreement, and that CoreExpress shall have no liability relating to, arising out of or resulting from the use by Purchaser or its representatives of, or the reliance by Purchaser or its representatives on, any such information, data or material, except for any liability pursuant to the terms of this Agreement.

                  (b) The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant to or in connection with this Agreement shall not survive the Closing.

         Section 8.8 Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity.

         Section 8.9 Construction. Unless otherwise stated, references to Sections, Articles, Schedules or Annexes refer to the Sections, Articles, Schedules and Annexes to this Agreement, and any information disclosed on any Schedule hereto, including the Disclosure Schedule, shall be deemed to be disclosed on any other Schedule hereto to the extent relevant to the provision of this Agreement to which such Schedule relates. As used herein, the phrase "to the knowledge" of any Person shall mean the actual knowledge of such Person's executive officers. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation shall arise with respect to this Agreement, then this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

         Section 8.10 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 8.11 Entire Agreement. This Agreement (together with the Schedules, including the Disclosure Schedule, and Annexes to this Agreement, which, although they may be bound separately, constitute part of this Agreement) constitutes the entire agreement among the parties and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth in this Agreement.

         Section 8.12 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

         Section 8.13 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement issued prior to or concurrent with the Closing, and the method of the release for publication thereof, shall be subject to the prior mutual approval of Purchaser and CoreExpress, which approval shall not be unreasonably withheld or delayed by any party; provided, however, that, nothing herein shall prevent any party from publishing such press releases or other public communications as such party may consider necessary in order to satisfy such party's legal or contractual obligations after such consultation with the other parties hereto as is reasonable under the circumstances.

         Section 8.14 Private Foreclosure Agreement. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Private Foreclosure Agreement, the terms and provisions of the Private Foreclosure Agreement shall control.

                  IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

                                            COREEXPRESS, INC.


                                            By: /s/ JAMES A. WOOTTEN
                                               ---------------------------------
                                               Name: James A. Wootten
                                               Title: President



                                            WILLIAMS COMMUNICATIONS, LLC


                                            By: /s/ JAMES W. DUTTON
                                               ---------------------------------
                                               Name: James W. Dutton
                                               Title: Vice President



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